Exhibit 8.1

Mayer, Brown, Rowe & Maw LLP

                     , 2004

Aames Investment Corporation

350 S. Grand Avenue, 43rd Floor

Los Angeles, California 90071

Re:	Status as a Real Estate Investment Trust;
Information in the Registration Statement under
the heading “Material U.S. Federal Income Tax
Considerations”

Dear Sir or Madam:

In connection with the initial public offering of Common Shares1 in Ames Investment Corporation, a Maryland corporation (the “Company”), pursuant to the Registration Statement on Form S-11 (File No. 333-113890), filed with the Securities Exchange Commission on March 24, 2004, as amended (the “Registration Statement”), you have requested our opinion concerning (i) the qualification and taxation of the Company as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) the information in the Company’s Registration Statement under the heading “Material U.S. Federal Income Tax Considerations.”

In formulating our opinions, we have reviewed and relied upon the charter of the Company and the Registration Statement. In addition, we have relied upon the Company’s certificate (the “Officer’s Certificate”), executed by a duly appointed officer of the Company, setting forth certain representations relating to the organization and proposed operation of the Company. For purposes of our opinions, we have not made an independent investigation of the facts set forth in the Officer’s Certificate. We have, consequently, relied upon your representations that the information presented in such documents accurately and completely describes all material facts. No facts have come to our attention, however, that would cause us to question the accuracy or completeness of such facts or documents in a material way.

In rendering these opinions, we have assumed that the transactions contemplated in the Company’s Registration Statement under the heading “Our Structure and Formation Transactions” will be consummated in accordance with the operative documents. In addition, our opinions are based on the correctness of the assumption that the Company will be operated in the manner described in its organizational documents and in the Registration Statement.

1Unless otherwise specifically defined herein, all capitalized terms have respective the meanings assigned to them in the Registration Statement.

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Mayer, Brown, Rowe & Maw LLP operates in combination with our associated English limited liability partnership in the offices listed above.

Aames Investment Corporation

                , 2004

Based upon and subject to the foregoing, it is our opinion that:

1. Beginning with the Company taxable year ending December 31, 2004, and assuming that the actions contemplated in the Registration Statement are completed in a timely fashion, the Company has been organized in conformity with the requirements for qualification as a REIT under the Code, and the Company’s proposed method of operation, as described in the Registration Statement and as represented in the Officer’s Certificate, will enable it to satisfy the requirements for qualification as a REIT.

2. The information in the Company’s Registration Statement under the heading “Material Federal Income Tax Considerations,” to the extent that it constitutes matters of law, summaries of legal matters, or legal conclusions, has been reviewed by us and is correct in all material respects.

Our opinion is based on the Code, the regulations promulgated thereunder by the Treasury Department, and the interpretations of the Code and such regulations by the courts and the Internal Revenue Service, all as they are in effect and exist at the date of this letter. It should be noted that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinions, could affect our conclusions. Other than as expressly stated above, we express no opinion on any issue relating to the Company or any investment therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein and under the caption “Material Federal Income Tax Considerations” in the Registration Statement.

Very truly yours,

MAYER, BROWN, ROWE & MAW LLP